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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                 July 22, 1997
               Date of Report (Date of earliest event reported)

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                            WASTE MANAGEMENT, INC.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
                (State or other jurisdiction of incorporation)

        1-7327                                                   36-2660763
(Commission File Number)                                        (IRS Employer
                                                             Identification No.)
               3003 BUTTERFIELD ROAD, OAK BROOK, ILLINOIS  60523
            (Address of principal executive offices)     (Zip code)

                                (630) 572-8800
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

     On July 22, 1997, the registrant, Waste Management, Inc., formerly named WMX Technologies, Inc. (the "Company"), reported its results for the quarter and six months ended June 30, 1997.

     Excluding the Company's share ($10.4 million, or $0.02 per share) of a special charge recorded by OHM Corporation, in which the Company has a 37-percent equity interest, the Company's second quarter net income from continuing operations was $190 million, or $0.41 per share, compared with $218 million, or $0.44 per share, in 1996. Revenue from continuing operations was $2.33 billion in the current and year-earlier quarter.

     Six months 1997 net income from continuing operations, excluding the OHM charge, was $369 million, or $0.78 per share, versus $398 million, or $0.81 per share, a year earlier. Revenue from continuing operations for the first six months of 1997 was $4.53 billion compared with $4.48 billion a year earlier.

     In the quarter, capital spending was $217 million, compared with $297 million in the second quarter of 1996. For the six months, capital spending was $368 million, down from $578 million in the first six months of 1996. Capital spending for full year 1997 was budgeted at $900 million, approximately equal to depreciation and amortization.

     In the first six months of this year, the Company generated approximately $65 million in cash flow from operations, net of capital expenditures and dividends. In addition, year to date the Company generated approximately $1.3 billion in proceeds from asset divestitures.

     The Company divested nine North American solid waste businesses in the second quarter of 1997 for a price of $234 million. The largest of these transactions was its sale of most of its Canadian operations. In the first six months of this year, the Company divested 17 solid waste operations in North America representing $181 million in revenue for a total price of $265 million. In Europe, the Company's Waste Management International plc subsidiary completed in June the sale of substantially all of its remaining operations in France for 67.5 million pounds.

     The Company also indicated that in light of the above-described results, the Company has revised its full-year earnings estimate to $1.65 per share for 1997, excluding the effect of the OHM special charge.

     Except for historical data, the information in this report constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks and the statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including the ability of the Company to meet anticipated price increase and new business sales goals, fluctuation in recyclable commodity prices, adverse weather conditions, slowing of the overall economy, increased interest costs arising from a change in the Company's leverage, failure of the Company's restructuring plans to produce the cost savings anticipated by the Company, inability to complete contemplated dispositions of Company businesses and assets at anticipated prices and terms, and the timing and cost of the Company's stock repurchases.
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                                  SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                WASTE MANAGEMENT, INC.

                                                By:  /s/  Herbert A. Getz
                                                     ------------------------
                                                     Herbert A. Getz
                                                     Senior Vice President

Dated:  July 24, 1997